SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549







                                  FORM 8-K



                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  March 13, 1995



                           CLARK EQUIPMENT COMPANY
           (Exact name of registrant as specified in its charter)



    Delaware                     1-5646            38-0425350
(State or other juris-        (Commission        (IRS Employer
diction of incorporation)     File Number)    Identification Number)



100 North Michigan Street
P. O. Box 7008
South Bend, Indiana
(Address of principal                                  46634
executive offices)                                  (Zip Code)



Registrant's telephone number                     (219) 239-0100
including area code









ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On March 13, 1995, Registrant acquired 9,461,810 shares of Club Car, Inc. ("Club Car"), representing approximately 99% of the outstanding shares, for a cash price of $25 per share pursuant to a tender offer initiated by the Company on February 8, 1995. Club Car is one of the leading manufacturers of golf cars and utility vehicles in the world and had sales in fiscal 1994 of approximately $186 million. On March 17, 1995, Registrant completed a merger of Club Car with another wholly-owned subsidiary of Registrant.
Upon consummation of the merger, Club Car became a wholly-owned subsidiary of the Registrant and the shareholders of Club Car who did not tender their shares became entitled to receive $25 per share. The total purchase price for Club Car was approximately $242.6 million after taking into account amounts paid with respect to certain outstanding stock options, tax benefits related to those stock options and certain transaction expenses.

Included among the assets acquired by Registrant (indirectly through the acquisition of the shares of Club Car) are (1) a plant in Martinez, Georgia at which golf cars and utility vehicles are manufactured; (2) machinery, equipment, tools, dies and fixtures used in the manufacture of golf cars and utility vehicles; (3) finished goods, raw materials, work in process and other inventory; (4) certain trademarks, patents and other intellectual property; and (5) receivables and contract rights. It is Registrant's current intention to continue to use these assets in the manufacture of golf cars and utility vehicles.

The funds used to consummate the acquisition came from Registrant's available cash with the exception of $85 million which was borrowed by Registrant pursuant to its Master Credit Agreement dated April 6, 1994. Of the amount borrowed pursuant to the Master Credit Agreement, $25 million was borrowed from Royal Bank of Canada, $25 million from NationsBank, $20 million from Comerica Bank and $15 million from Union Bank of Switzerland.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

The following financial statements and pro forma financial information are hereby filed as a part of this report:

(1) Audited Consolidated Balance Sheets of Club Car as of the fiscal years ended September 25,1994 and September 26, 1993 and audited Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal years ended September 25, 1994, September 26, 1993 and September 27, 1992 are attached as pages 4 through 17.

(2) The Unaudited Condensed Consolidated Balance Sheets, Statements of Operations and Statements of Cash Flows of Club Car for the three months ended December 25, 1994 and December 26, 1993 are attached as pages 18 through 22.

(3) A pro forma Balance Sheet which combines the Balance Sheet of Club Car with the Balance Sheet of Registrant as of December 31, 1994, along with a description of the pro forma adjustments, is attached as page 24.

(4) A pro forma Income Statement which combines the results of Club Car with the results of Registrant for the year ended December 31, 1994, along with a description of the pro forma adjustments, is attached as page 25.



Exhibits

See attached Exhibit Index.



                                 SIGNATURES



Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        CLARK EQUIPMENT COMPANY

                                         /s/ John J. Moran, Jr.

                                        John J. Moran, Jr.
                                        Assistant Secretary



Date:  March 28, 1995

































                                 CLUB CAR, INC.
                          Consolidated Balance Sheets
            September 25, 1994 and September 26, 1993, respectively
                    (In thousands, except share information)

                                                         1994           1993
 Assets
Current Assets:
     Cash and cash equivalents                         $ 16,181        $14,429
     Trade accounts receivable, less allowance
     for doubtful accounts of $700 and $902              28,380         21,064
     Inventories                                         15,956         15,708
     Other current assets                                 1,084          1,215
     Total current assets                                61,601         52,416
     Property on operating leases at cost,
     less accumulated depreciation of $646 and $412       5,888          4,646
     Property, plant and equipment, at cost:
     Land and improvements                                1,865          1,597
     Buildings and improvements                           6,565          5,751
     Machinery, equipment and tooling                    11,824          9,989
     Construction in progress                               656            749
                                                         20,910         18,086
     Less accumulated depreciation                       (7,474)        (5,904)
     Net property, plant and equipment                   13,436         12,182
     Goodwill, less accumulated amortization
     of $6,589 and $5,459                                38,595         39,725
     Other assets                                         1,647          3,247
                                                       $121,167       $112,216

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
     Accounts payable                                  $  9,795       $ 10,487
     Accrued liabilities                                  8,873         14,915
     Income taxes payable                                   649            -
     Current maturities of long-term debt                 6,177            185
          Total current liabilities                      25,494         25,587
     Long-term debt                                      35,927         83,905
     Other liabilities                                    3,448          3,002
     Deferred income taxes                                1,229            -
     Commitments and contingencies (Note H)
Stockholders'  equity (deficit):
     Preferred stock - no shares issued                      -             -
     Common stock, $.01 par value; 20,000,000 shares
     authorized; 9,166,357 and 5,803,498 shares issued;
     9,066,206 and 5,703,347 shares outstanding              92             57
     Additional paid-in capital                          64,347         11,135
     Retained earnings                                    2,365            102
     Other                                              (11,735)       (11,572)
Total stockholders' equity (deficit)                    55,069           (278)
                                                       $121,167       $112,216

The accompanying notes are an integral part of these financial statements.








                                      -4-

                                 CLUB CAR, INC.
                       Consolidated Statements of Income
  September 25, 1994, September 26, 1993 and September 27, 1992, respectively
                    (In thousands, except share information)

                                            1994            1993          1992
Net sales                                 $186,108       $158,476       $137,129
Cost of sales                              135,801        116,034        100,228
Selling, general and
      administrative expenses               28,969         26,295         20,891
Amortization of goodwill                     1,130          1,130          1,130
Operating income                            20,208         15,017         14,880

Interest expense, net                        4,592         12,718         12,370
Income before provision for income taxes
     and extraordinary item                 15,616          2,299          2,510
Provision for income taxes                   6,374          1,415          1,558
Income before extraordinary item             9,242            884            952
Extraordinary loss on early retirements
     of debt, net of tax benefits of $4,270 (6,979)           -              -

Net income                                 $ 2,263       $    884       $    952

Primary and fully diluted income (loss)
per common share:

Income before extraordinary item           $  1.01       $   .15        $   .16

Extraordinary loss - debt retirements         (.76)           -              -

Net income per share                      $    .25       $   .15        $   .16

Weighted average shares outstanding:
     Primary                              9,185,515      6,038,083      5,936,162
     Fully diluted                        9,193,167      6,094,402      5,973,374


The accompanying notes are an integral part of these financial statements.


























                                      -5-

                                 CLUB CAR, INC.
                      Consolidated Statements of Cash Flows
  September 25, 1994, September 26, 1993 and September 27, 1992, respectively
                                 (In thousands)

                                                         1994      1993       1992
Cash Flows from Operating Activities:
Net income                                             $ 2,263   $   884    $   952

     Adjustments to reconcile net income to
          net cash provided by operating activities:
     Loss on early retirements of debt                  11,249       -          -
     Depreciation and amortization                       3,752     3,557      3,355
     Amortization of debt discount and
      deferred loan costs                                  473       470      2,234
     Deferred income taxes                                (199)      206        105
     Deferred compensation                                 384     1,634        135
     Changes in current assets and liabilities:
          Trade receivables                             (7,316)   (2,254)    (2,383)
          Inventories                                     (248)   (2,242)       (86)
          Accounts payable                                (692)    2,669      2,871
          Accrued liabilities                           (4,924)      810      3,740
          Income taxes payable                           1,300        -          -
          Other, net                                       287      (157)      (151)
Net cash provided by operating activities                6,329     5,577     10,772
Cash Flows from Investing Activities:
     Property on operating leases additions, net        (2,116)   (1,396)    (1,097)
     Property, plant and equipment additions, net       (3,110)   (2,058)    (2,692)
     Other                                                (138)     (287)        20
Net cash used in investing activities                   (5,364)   (3,741)    (3,769)

Cash Flows from Financing Activities:
     Long-term debt retirements                        (83,985)     (176)      (168)
     Long-term debt additions                           42,000        -         261
     Debt refinancing costs                            (10,000)       -          -
     Purchase of treasury stock                           -         (139)      (289)
     Issuance of common stock                           52,772        -          -

Net cash provided by (used in) financing activities        787      (315)      (196)

Net increase in cash and cash equivalents                1,752     1,521      6,807

Balance, beginning of period                            14,429    12,908      6,101

Balance, end of period                                 $16,181   $14,429    $12,908

Total interest paid during period                      $10,310   $12,405    $ 8,684

Total income taxes paid during period, net             $ 1,524   $ 1,357    $   746


The accompanying notes are an integral part of these financial statements.











                                      -6-

                                             CLUB CAR, INC.
                        Consolidated Statements of Stockholders' Equity (Deficit)

                                                                       Additional              Predecessor                Treasury
                                      Shares               Common       Paid-in   Retained       Basis       Translation   Stock,
                              Common         Treasury       Stock       Capital   Earnings     Adjustment     Adjustment   at cost
(In thousands, except share information)                                              (Deficit)

Balance at September 29, 1991     5,752,320       33,880     $57      $10,768    $(1,734)     $(11,053)      $     -       $ (61)

     Net income                        -            -          -          -          952           -               -          -
     Common stock issued in
     connection with ESOP            51,178         -          -          367        -             -               -          -
     Purchase of treasury stock        -          51,525       -          -          -             -               -        (289)


Balance at September 27, 1992     5,803,498       85,405      57       11,135       (782)      (11,053)            -        (350)

     Net income                        -             -         -          -          884           -               -          -
     Purchase of treasury stock        -           14,746      -          -          -             -               -        (139)
     Foreign currency adjustment       -             -         -          -          -             -              (30)        -


Balance at September 26, 1993     5,803,498      100,151      57       11,135        102       (11,053)           (30)      (489)

     Net income                        -             -         -          -        2,263           -               -          -
     Initial public offering      3,318,750          -        35       52,643        -             -               -          -
     Common stock issued in
     connection with ESOP            27,143          -         -          475        -             -               -          -
     Common stock issued in
     connection with the exercise
     of stock options                16,966          -         -           94        -             -               -          -
     Foreign currency adjustment       -             -         -          -          -             -             (163)        -


Balance at September 25, 1994     9,166,357      100,151    $ 92      $64,347    $ 2,365     $(11,053)         $ (193)     $(489)



The accompanying notes are an integral part of these financial statements.












                                                   -7-

/TABLE

               Notes to Consolidated Financial Statements

   A. Summary of Business and Significant Accounting Policies General
The Company designs, engineers, manufactures, markets, leases and services electric and gasoline golf cars for recreational use. The Company also produces a variety of off-road utility vehicles to carry people and materials in golf, commercial and industrial applications. The Company's fiscal year is comprised of the 52- or 53-week period ending on the last Sunday in September. Fiscal years 1994, 1993 and 1992 were comprised of 52 weeks each ending on September 25, 26 and 27, respectively.

Consolidation
The consolidated financial statements include the accounts of Club Car, Inc. and its wholly owned subsidiary (the "Company"). All material intercompany profits, transactions and balances have been eliminated.

Cash and Cash Equivalents
The Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents. The carrying values of cash and cash equivalents are reasonable estimates of their fair value given the short maturities of these investments.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

Property, Plant and Equipment
Property, plant and equipment, including property on operating leases, is stated at cost, less accumulated depreciation. Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets as follows:

     Land improvements                                   15 years
     Buildings and improvements                        8-45 years
     Machinery, equipment and tooling                  3-10 years
     Property on operating leases                         5 years

At the time properties are retired, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Maintenance and repairs are expensed as incurred.

Goodwill
Goodwill is stated at cost less accumulated amortization and is amortized using the straight-line method over 40 years. The Company periodically reviews the value assigned to goodwill to determine if it has been other than temporarily impaired by adverse conditions affecting the Company. Management is of the opinion that there has been no diminution in the value assigned to goodwill.

Income Taxes
The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," effective September 27, 1993. Under SFAS 109, deferred income taxes are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which such differences are expected to reverse. The Company elected the prospective method of adoption allowable under SFAS 109 instead of restating prior period results. No cumulative effect from adopting SFAS 109 was recorded in the Company's results of operations because it was insignificant. Prior to September 27, 1993, deferred income taxes were provided in accordance with Accounting Principles Board Opinion No. 11.

Other Liabilities
The Company has deferred compensation plans involving certain of its officers under which the Company has agreed to pay certain monthly amounts, as defined, subsequent to death, disability or retirement. The present value of such payments is being charged to expense over the employees' service periods. For the fiscal years ended September 1994, 1993 and 1992, the Company recorded expenses of $384,000, $1,679,000 and $181,000, respectively, under the plans. These liabilities are included in Other Liabilities in the accompanying balance sheets.

Revenues
The Company recognizes revenue on sales when the related product has been shipped and title has passed to the customer. For the fiscal years ended September 1994, 1993 and 1992, approximately 12.3%, 9.5% and 8.8%, respectively, of the Company's new vehicle net sales were to foreign customers.

Earnings Per Share
Earnings per share amounts are computed based upon the weighted average common and equivalent shares outstanding during the respective fiscal year.

Presentation
Certain prior year amounts have been reclassified to conform with the current year presentation.

B. Inventories
Inventories determined using the LIFO method approximated inventories determined using the first-in, first-out method. Inventories consist of the following:

Fiscal year end
(In thousands)                                  1994               1993
Raw materials                                 $ 5,861            $ 6,349
Work in process                                   990              1,014
Finished goods                                  9,105              8,345
                                              $15,956            $15,708

C. Accrued Liabilities
Accrued liabilities consist of the following:

Fiscal year end
(In thousands)                                  1994                1993

Incentive compensation                        $ 2,496             $ 2,972
Sales commissions                               1,724               1,487
Interest                                           19               5,972
Other                                           4,634               4,484
                                              $ 8,873             $14,915


D. Indebtedness
Long-term debt consists of the following:

Fiscal year end
(In thousands)                                  1994                1993

Term loan                                     $ 42,000            $   -
Senior Notes                                      -                 83,800
Other                                              104                 290
                                                42,104              84,090

Less current maturities of
     long-term debt                             (6,177)               (185)
                                              $ 35,927            $ 83,905


Senior Notes Due 1999 and Old Credit Facility
In April 1989, in connection with the Acquisition (see Note F), the Company issued Senior Notes with an aggregate principal amount of $83.8 million. Additionally, the Company obtained a $22 million credit facility (the "Old Credit Facility").

In October 1993, the net proceeds from the sale of the Company's common stock (the "Offering") of approximately $53 million, along with borrowings of $21 million under a new credit facility (the "New Credit Facility") described below, were used to repurchase, pursuant to a cash tender offer, $63.9 million principal amount of the Senior Notes plus accrued interest of $.7 million, and to pay a tender offer premium and related fees approximating $6.4 million. On April 1, 1994, the day the balance of the Senior Notes first became redeemable, the Company repurchased the remaining $19.9 million of 14.5% Senior Notes, at a redemption price of 105.44% of the principal amount thereof plus accrued interest for an aggregate price of $22.4 million. The repurchase was funded with a term loan borrowing of $21 million and other short-term borrowings under the New Credit Facility. The aggregate prepayment premium and related costs of $5.9 million, net of tax benefits, pertaining to the early retirement of Senior Notes has been recorded as an extraordinary loss for the year ended September 25, 1994.




New Credit Facility
Concurrently with the Offering, the Company terminated the Old Credit Facility and established the New Credit Facility with a group of banks which provides for term loan borrowings of $42 million (the "Term Loan Facility") and revolving borrowings up to $30 million (the "Revolving Credit Facility"). Borrowings under the Term Loan Facility were permitted solely to fund repurchases of outstanding Senior Notes and to pay related fees, premiums and expenses and may not be reborrowed once repaid. The Revolving Credit Facility may be utilized for the same purposes as the Term Loan Facility and for working capital and general corporate requirements, with up to $7.5 million of the Revolving Credit Facility available for the issuance of letters of credit.

Effective September 23, 1994, the New Credit Facility was amended (the "Amendment") to provide for a reduction of 1/2 of 1% in the base rate and 3/4 of 1% in the Eurodollar Rate (the "Eurodollar Rate"), as defined. Accordingly, interest on the amounts outstanding under the New Credit Facility will be payable, generally at the Company's option, at a rate per annum equal to (a) the higher of (i) the Federal Reserve reported certificate of deposit rate and (ii) the prime rate (in either case, the "Base Rate") or (b) the reserve adjusted Eurodollar Rate plus 3/4 of 1%. Also, the Eurodollar Rate will be reduced by an additional 1/8 of 1% when the amount outstanding under the Term Loan Facility is less than $30 million.

Due to significant changes to the New Credit Facility as a result of the Amendment, the Company recorded an extraordinary charge of $1.1 million, net of tax benefits for the accelerated amortization of the deferred loan costs incurred with this facility.

Effective with the Amendment, borrowings became unsecured under the New Credit Facility. The New Credit Facility contains certain restrictive covenants including limitations on consolidation, merger and the sale or acquisition of assets outside the ordinary course of business, incurrence of liens, incurrence of indebtedness, annual capital expenditures and lease payments, advances, investments and loans, dividends and other restricted payments in respect of capital stock and transactions with affiliates; required maintenance of consolidated net worth and fixed charge coverage ratios; required levels of minimum earnings before interest, taxes, depreciation and amortization; and limits on the amount of leverage incurred.

The New Credit Facility expires in October 1999. The Term Loan Facility requires principal reductions as follows: $6 million in fiscal 1995, $7 million in fiscal 1996, $8 million in fiscal 1997, $9 million in fiscal 1998, $10 million in fiscal 1999, and $2 million in fiscal 2000. The New Credit Facility also requires prepayment of principal outstanding under the Term Loan Facility if certain levels of excess cash flow are attained by the Company.




Mandatory prepayments of amounts outstanding under the Term Loan Facility
(and commitment reductions in the Revolving Credit Facility after all amounts due under the Term Loan Facility have been repaid) will be required in amounts equal to proceeds from certain asset sales, debt issuances and other events, as defined. The Revolving Credit Facility requires that during each fiscal year there shall be a period of 45 consecutive days in which no loans are outstanding under that facility. Under the Amendment, fees associated with the New Credit Facility were reduced 1/8% resulting in an unused commitment fee of 3/8% (with a further reduction to 1/4% when the principal amount of the Term Loan declines to $30 million) and letter of credit and other fees of 1% per annum on the average amount available to be drawn under each letter of credit, both payable quarterly in arrears.

As of September 25, 1994, the Company had (i) $42 million of Term Loan borrowings outstanding under the New Credit Facility, (ii) approximately $1.5 million of outstanding letters of credit (which reduced the amount of borrowings available under the Revolving Credit Facility) and (iii) availability to borrow approximately $28.5 million under the Revolving Credit Facility. The carrying amount of Term Loan borrowings approximates its fair value given the variable rate of interest charged on the borrowings.

                                E. Leases
The Company leases golf cars and utility vehicles to customers under operating lease agreements expiring at various dates to the year 2000. Minimum future lease payments receivable as of September 25, 1994 are as follows (in thousands):

Fiscal Year:
     1995                                                   $  972
     1996                                                      654
     1997                                                      436
     1998                                                      305
     1999 and thereafter                                       274

The Company is the lessee of office and warehouse space, vehicles and equipment. At September 25, 1994, minimum future lease commitments under noncancelable operating leases with initial or remaining lease terms of more than one year are as follows (in thousands):
Fiscal Year:
     1995                                                   $1,578
     1996                                                      966
     1997                                                      801
     1998                                                      648
     1999 and thereafter                                       688

Total rent expense was approximately $2,943,000, $2,557,000 and $2,105,000, for the fiscal years ended September 1994, 1993 and 1992, respectively.

F. Stockholders' Equity

Common Stock
On October 18, 1993, the Company sold 3,318,750 shares of its common stock in the Offering.


Predecessor Basis Adjustment
The Company merged with a predecessor corporation in November 1988 pursuant to an acquisition and merger agreement ("the Acquisition"). The Acquisition was accounted for using the purchase method of accounting. The equity interests of management shareholders of the predecessor who retained a continuing ownership interest in the Company were valued at predecessor basis rather than fair value. Accordingly, the new basis of reporting for the Company's net assets using fair values at the date of the Acquisition was reduced by $11.1 million to reflect the carry-over basis of management shareholders and is reflected as a reduction of stockholders' equity.

Employee Stock Ownership Plan
The Company sponsors a qualified Employee Stock Ownership Plan ("ESOP") which covers substantially all of its employees. Contributions are at the discretion of the Board of Directors. For fiscal years ended September 1994, 1993 and 1992 expenses under this plan were $425,000, $475,000 and $425,000, respectively.

Stock Options
In fiscal year 1990, stockholders approved an incentive stock option plan (the "1989 Incentive Stock Option Plan") that provides for granting key employees options to purchase up to 504,000 shares of common stock. Exercise prices for the options represent the fair market value at the date of grant. Options vest over a three-year period beginning two years from the date of grant and must be exercised within six years from the date of grant.

In fiscal year 1993, stockholders approved a new stock option plan (the "1992 Stock Option Plan") containing terms similar to the Company's 1989 Incentive Stock Option Plan. Under the 1992 Stock Option Plan, options for a total of 560,000 shares of common stock may be granted to key employees of the Company. In September 1993, the 1992 Stock Option Plan was amended and restated by the stockholders to increase the total number of shares for which options may be granted to 1,120,000 shares.

The following summarizes the stock option transactions under the 1989 Incentive Stock Option Plan and the 1992 Stock Option Plan for the fiscal years ended September 1992, 1993 and 1994:
                                                    Option Price
                                   Shares             Per Share
Options outstanding
     September 29, 1991:             504,000      $ 4.23 to $ 6.69
     Cancelled                        (2,799)     $ 4.23
Options outstanding
     September 27, 1992:             501,201      $ 4.23 to $ 6.69
     Granted                          84,000      $ 9.39
     Cancelled                       (19,600)     $ 4.23 to $ 6.69
Options outstanding
     September 26, 1993:             565,601      $ 4.23 to $ 9.39
     Granted                         593,900      $15.31 to $17.50
     Exercised                       (16,966)     $ 4.23 to $ 9.39
     Cancelled                        (8,385)     $ 4.23 to $ 6.69
Options outstanding
     September 25, 1994:           1,134,150      $ 4.23 to $17.50



Preferred Stock
On September 22, 1993, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock payable to the stockholders of record on September 24, 1993. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company at a price of $75.00 per one one-thousandth of a preferred share, subject to adjustment. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right.

G. Income Taxes
The provision for income taxes includes:

Fiscal year
(In thousands)                          1994           1993           1992
Current tax expense:
     Federal                          $ 5,523        $ 1,271        $ 1,235
     State                              1,050            239            218
                                        6,573          1,510          1,453

Deferred tax expense (benefit):
     Federal                             (168)           (80)            90
     State                                (31)           (15)            15
                                         (199)           (95)           105
                                      $ 6,374        $ 1,415        $ 1,558

The Company's effective tax rates differ from statutory rates  as follows:

Fiscal year                             1994            1993           1992
Federal statutory rate                  34.0%          34.0%          34.0%
State income taxes, net
 of federal benefit                      4.3            6.4             6.5
 Nondeductible amortization              2.5           16.7            15.3
 Other                                    -             4.4             6.3
                                        40.8%          61.5%          62.1%

Deferred tax assets and liabilities at September 25, 1994 consist of net noncurrent deferred tax liabilities of $1.2 million and net current deferred tax assets of $.9 million. No valuation allowance is required. Principal components of deferred taxes, as aggregated under SFAS 109, are as follows:

September 25, 1994 and September 27, 1993, respectively
(In thousands)                                           1994      1993

Deferred tax liabilities:
     Depreciation                                      $ 1,647   $ 1,589
     Inventory                                             816     1,024
     Other                                                 442       180
                                                         2,905     2,793

Deferred tax assets:
     Deferred compensation                              (1,365)   (1,102)
     Accrued expenses                                     (923)     (882)
     Allowances for doubtful accounts                     (273)     (352)
     Other                                                  (7)       (7)
                                                        (2,568)   (2,343)

Net deferred tax liabilities                           $   337   $   450

In the years prior to fiscal 1994, deferred income taxes arose from the recognition of certain income and expenses for tax purposes in years different from those in which such items are recognized in the financial statements. A summary of the significant components of the deferred tax provision for fiscal 1993 and fiscal 1992 is as follows:

Fiscal year end
(In thousands)                                           1993       1992
Inventory                                              $  171    $    (3)
Deferred compensation                                    (627)       (42)
Depreciation                                              423        349
Accrued expenses                                          (44)      (162)
Other                                                     (18)       (37)
                                                       $  (95)   $   105

H. Commitments and Contingencies
To assist distributors in obtaining financing for the purchase of its vehicles, the Company enters into agreements with various distributors and financing institutions whereby the Company guarantees varying amounts of the distributors' purchase debt obligations. The Company also sells vehicles directly to a financing institution which leases the vehicles directly to retail customers. The Company's obligation under these guarantees becomes effective in the case of default in payments or certain other defined conditions by the distributor and/or retail customers. As of September 25, 1994, the Company was contingently liable for financing obligations totaling approximately $4.2 million. In addition, as of September 25, 1994, the Company has guaranteed residual values of vehicles (upon termination of the leases to retail customers) in the aggregate amount of approximately $19.0 million.

The Company is committed under three one-year contracts with suppliers expiring in December 1994, October 1995 and December 1995, respectively, to purchase a minimum of approximately $2.0 million, $2.5 million and $3.0 million in aluminum extrusions under each contract, respectively. The Company expects to make the minimum purchases over the contract periods in the normal course of meeting its production requirements.

In fiscal 1992, the Company entered into a contract with a supplier to purchase 100% of its supply requirements for electric motors through July 1994. The Company purchased approximately $5.2 million and $4.4 million of electric motors under this contract during fiscal years 1994 and 1993, respectively.

In fiscal 1992, the Company entered into a contract with a supplier to purchase 100% of its supply requirements for molded thermoplastic front and rear bodies through July 1996. The Company purchased approximately $5.2 million and $4.9 million of molded thermoplastic front and rear bodies during fiscal years 1994 and 1993, respectively.

In fiscal 1993, the Company entered into a contract to purchase 100% of its supply requirements for electric batteries through July 1995. The Company purchased approximately $6.1 million and $5.2 million of batteries under this contract during 1994 and 1993, respectively.

The Company is from time to time involved in various litigation, primarily product liability claims. The Company believes that none of the litigation in which it is currently involved is material to its financial position, liquidity or results of operations. The Company has maintained, since 1978, product liability insurance coverage in varying amounts with no deductible.

I. Related-Party Transactions
The Company had an agreement with Kelso & Company ("Kelso"), a related party, pursuant to which the Company paid Kelso an annual fee of $90,000 for providing planning and advisory services. Effective with the Offering in October 1993, such agreement was terminated. At such time, the Company paid Kelso a one-time fee of $300,000 in connection with the termination of such agreement and for financial and advisory services rendered in connection with the Offering and related refinancing.

To the Stockholders of Club Car, Inc.:


We have audited the accompanying consolidated balance sheets of Club Car, Inc. and subsidiary as of September 25, 1994 and September 26, 1993 and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for the fiscal years ended September 25, 1994, September 26, 1993, and September 27, 1992. These consolidated financial statements are the responsibility of the management of Club Car, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Club Car, Inc. and subsidiary as of September 25, 1994 and September 26, 1993 and the results of their operations and their cash flows for the fiscal years ended September 25, 1994, September 26, 1993, and September 27, 1992 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP



Atlanta, Georgia
November 4, 1994

                              CLUB CAR, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In Thousands)



ASSETS                                 December 25, 1994 September 25, 1994
                                           (Unaudited)            (*)
CURRENT ASSETS:
    Cash and cash equivalents . . . . .     $10,544             $16,181
    Accounts and notes receivable, net       26,678              28,380
    Inventories . . . . . . . . . . . .      20,627              15,956
    Other current assets. . . . . . . .       2,129               1,084

       Total current assets . . . . . .      59,978              61,601

PROPERTY ON OPERATING LEASES, net . . .       5,471               5,888

PROPERTY, PLANT AND EQUIPMENT, net. . .      14,777              13,436

GOODWILL, net . . . . . . . . . . . . .      38,313              38,595

OTHER                                         2,660               1,647

                                           $121,199            $121,167

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable. . . . . . . . . .    $ 13,592            $  9,795
    Accrued liabilities . . . . . . . .       5,731               8,873
    Income taxes payable. . . . . . . .         775                 649
    Current maturities of long-term debt      5,552               6,177

       Total current liabilities. . . .      25,650              25,494

LONG-TERM DEBT. . . . . . . . . . . . .      34,536              35,927

OTHER LIABILITIES . . . . . . . . . . .       4,905               4,677

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Common stock  . . . . . . . . . . .          92                  92
    Additional paid-in capital. . . . .      64,356              64,347
    Retained earnings . . . . . . . . .       3,449               2,365
    Other . . . . . . . . . . . . . . .    (11,789)            (11,735)
       Total stockholders' equity . . .      56,108              55,069

                                           $121,199            $121,167


(*) Condensed from audited consolidated financial statements

The accompanying notes are an integral part of these condensed consolidated financial statements.




                                  -18-

                              CLUB CAR, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
                 (In Thousands, Except for Per Share Data)





                                                        Three Months Ended

                                            December 25, 1994         December 26, 1993

Net sales                                      $ 38,397                 $ 32,662

Cost of sales                                    28,240                   23,972

Selling, general and administrative expenses      7,548                    6,488
     Amortization of goodwill                       282                      282

     Operating income                             2,327                    1,920

Interest expense, net                               406                    1,839

Income before provision for income taxes
and extraordinary item                            1,921                       81

Provision for income taxes                          837                      186

Income (loss) before extraordinary item           1,084                     (105)

Extraordinary loss on early retirement
of debt, net of income tax benefit of $3,023       ---                     4,941

Net income (loss) . . . . . . . . . .    .     $ 1,084                  $( 5,046)

Primary and fully diluted income
(loss) per common share:

Before extraordinary item . . . . . . .        $  0.12                  $ (0.01)

Extraordinary loss - debt retirement. .           ---                     (0.61)

Net income (loss) per common share. . .        $  0.12                  $ (0.62)

Weighted average common shares:
Primary                                        9,413,775                8,173,657
Fully diluted                                  9,418,604                8,173,657

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  -19-

/TABLE

                              CLUB CAR, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)
                              (In Thousands)




                                                      Three Months Ended

                                             December 25,1994   December 26,1993
Cash flows from operating activities:
    Net Income (loss) . . . . . . . . .       $  1,084           $ (5,046)
    Adjustments to reconcile net
    income/(loss) to net cash used in
    operating activities:
    Loss on early retirement of debt. .             -                4,941
    Depreciation and amortization . . .            910                 933
    Deferred compensation . . . . . . .             85                  94

Changes in current assets and liabilities:
    Trade receivables . . . . . . . . .          1,702             (1,312)
    Inventories . . . . . . . . . . . .         (4,671)            (4,791)
    Accounts payable. . . . . . . . . .          3,797                301
    Accrued liabilities . . . . . . . .         (3,142)            (9,960)
    Income taxes payable. . . . . . . .            126                 32
    Other, net. . . . . . . . . . . . .         (1,102)              (860)

     Net cash used in operating activities      (1,211)           (15,668)

Cash flows from investing activities:
    Property on operating leases. . . .            284                128
    Property, plant and equipment
    additions, net. . . . . . . . . . .         (1,821)              (607)
    Other . . . . . . . . . . . . . .             (898)               761

     Net cash provided by (used in)
        investing activities. . . . . .         (2,435)               282

Cash flows from financing activities:
    Long-term debt retirements. . . . .         (2,000)           (64,058)
    Long-term debt additions. . . . . .            -               21,000
    Debt refinancing costs. . . . . . .            -               (8,730)
    Issuance of common stock. . . . . .              9             53,239

     Net cash provided by (used in)
      financing activities. . . . . . .         (1,991)             1,451

    DECREASE IN CASH EQUIVALENTS. . . .         (5,637)           (13,935)

Balance, beginning of period. . . . . .         16,181             14,429
Balance, end of period. . . . . . . . .       $ 10,544           $    494

Interest paid during period . . . . . .       $    331           $  6,804

Income taxes paid (refunded)
 during period, net . . . . . . . . .         $    712           $    (46)

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  -20-

                                 CLUB CAR, INC.
              Notes to Condensed Consolidated Financial Statements
                               DECEMBER 25, 1994
                                  (UNAUDITED)

A.     A SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Annual Report on Form 10-K of Club Car, Inc. (the "Company") for the fiscal year ended September 25, 1994
  (File No. 0-22452).

  The accompanying unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, which are of a normal recurring nature, necessary for a fair presentation for the periods presented. Results presented for the three month periods ended
  December 25, 1994 are not necessarily indicative of results that may be expected for the full fiscal year.


  EARNINGS PER COMMON SHARE

  Earnings per share amounts are computed based upon the weighted average common and equivalent shares outstanding during the period.


  PRESENTATION

  Certain prior year amounts have been reclassified to conform with the current year presentation.


B.     INVENTORIES

       Inventories consist of the following (in thousands):

                                       As of           As of
                                   December 25,   September 25,
                                       1994            1994

            Raw materials . . .         $ 8,495         $ 5,861
            Work-in-process . .           1,764             990
            Finished goods. . .          10,368           9,105

                                        $20,627         $15,956

C.     INDEBTEDNESS

       Long-term debt consists of the following (in thousands):

                                       As of           As of
                                   December 25,   September 25,
                                       1994            1994

            Term loan . . . . .          40,000         $42,000
            Other . . . . . . .              88             104
                                         40,088          42,104
            Less current maturities
            of long-term debt .         (5,552)         (6,177)

                                        $34,536         $35,927



D.     STOCKHOLDERS' EQUITY

  As of December 25, 1994, the Company's common stock, at $.01 par value per share, was comprised of 20,000,000 authorized shares, 9,167,757 issued shares, and 9,067,606 outstanding shares.


E.     COMMITMENTS AND CONTINGENCIES

  The Company guarantees certain debt of distributors and retail customers. Under the most significant of these guarantees, the Company's obligation is limited to a maximum of $1 million per year. In addition, as of December 25, 1994, the Company had guaranteed residual values of golf cars (upon termination of leases to retail customers) in the aggregate amount of approximately $18.6 million.

  The Company is from time to time involved in various litigation, primarily product liability claims. The Company believes that none of the litigation in which it is currently involved is material to its financial position, liquidity or results of operations. The Company has maintained, since 1978, product liability insurance coverage in varying amounts with no deductible.

                        Pro-Forma Financial Information


On March 13, 1995, Clark Equipment Company ("Clark") acquired approximately 99% of the outstanding shares of Club Car, Inc. pursuant to a tender offer. On March 17, 1995, Club Car,Inc. was merged with another wholly owned subsidiary of Clark, whereupon it became a wholly-owned subsidiary of Clark. Set forth on the next two pages are (1) a pro-forma Balance Sheet which combines the Balance Sheet of Club Car, Inc. with the Balance Sheet of Clark, as of December 31,1994 and (2) a proforma Income Statement which combines the results of Club Car, Inc. with the results of Clark for the year ended December 31, 1994.

                              CLARK EQUIPMENT COMPANY
                              PRO-FORMA BALANCE SHEET
                                 DECEMBER 31, 1994
                               (Dollars in Millons)
                                 Clark                                         Pro-Form
                                Equipment   Club Car,  Pro-Forma Adjustments    Balance
Assets:                         Company       Inc.      Debits     Credits       Sheet
Cash                              $ 228.6     $10.6                $ 142.6 (1) $   96.6
Accounts Receivable                 109.6      26.7                               136.3
Inventories                         123.7      20.6    $   0.7 (4)                145.0
Deferred Taxes - Net                 24.4                                          24.4
Other Current Assets                  8.8       2.1                                10.9
  Total Current Assets              495.1      60.0        0.7       142.6        413.2

Investments and Advances -
  Associated Companies               12.6                                          12.6
Investment in Discontinued
  Operations - VME Group N.V.       195.9                                         195.9
Deferred Tax Assets - Net           100.4                                         100.4
Property, Plant & Equipment- Net    181.1      20.2        7.4 (3)                208.7
Goodwill                            167.3      38.3      186.5 (2)    7.4 (3)     387.0
                                                           0.2 (5)    0.7 (4)
                                                           2.8 (6)

Other Assets                         41.5       2.7                   0.2 (5)      44.0
Investment in Club Car, Inc.                             242.6 (1)  242.6 (2)
     Total Assets                $1,193.9   $ 121.2    $ 440.2    $ 393.5      $1,361.8

Liabilities and Stockholders' Equity

Current Liabilities:
Notes Payable                    $   11.9                                     $    11.9
Accounts Payable and Accruals       158.7   $  20.1                               178.8
Accrued Postretirement Benefits      21.1                                          21.1
Deferred Income Taxes                 0.7                         $   0.3 (6)       1.0
Current Installments of
     Long Term Debt                  12.2       5.6                                17.8
     Total Current Liabilities      204.6      25.7                   0.3         230.6

Long-Term Borrowings                193.3      34.5                 100.0 (1)     327.8
Other Non-Current Liabilities        94.0       4.9                                98.9
Accrued Postretirement Benefits     241.8                                         241.8
Deferred Income Taxes                 8.0                             2.5 (6)      10.5
     Total Liabilities              741.7      65.1                 102.8         909.6

Stockholders' Equity                452.2      56.1     $ 56.1 (2)                452.2

     Total Liabilities
        and Equity               $1,193.9   $ 121.2     $ 56.1    $ 102.8     $ 1,361.8

Legend:
(1) Represents entry to reflect cash and debt used to acquire the stock and pay estimated transaction fees.  Purchase price assumes a tax benefit of approximately
    $5 million related to the exercise of stock options.
(2) Represents entry to eliminate Clark's investment in Club Car, Inc. and establish the initial additional goodwill.
(3) Represents estimate to write-up fixed assets to fair value.
(4) Represents estimate to write-up inventory to replacement value.
(5) Represents write-off of debt issue costs related to Club Car, Inc.'s term loan.  This was written off because it is believed that this loan will be repaid before maturity.
(6) To reflect deferred taxes on the entries 2-5 above.




                                                -24-

                               CLARK EQUIPMENT COMPANY
                             PRO-FORMA INCOME STATEMENT
                        FOR THE YEAR ENDED DECEMBER 31, 1994
                               (Dollars in Millons)

                          Clark                                         Pro-Forma
                         Equipment   Club Car   Pro-Forma Adjustments    Income
                         Company      Inc.      Debits      Credits     Statement
Net Sales                 $ 946.6     $191.8                            $ 1,138.4
Cost of Goods Sold          744.0      140.1    $  1.1 (1)                  885.2
Selling, General and
 Administrative Expense     107.7       30.0                                137.7
Amortization of Goodwill      3.5        1.1       4.4 (2)                    9.0
Operating Income             91.4       20.6       5.5                      106.5

Other Income - Net           20.7                  4.6 (3)                   16.1
Interest Expense            (20.0)      (3.2)     (4.5)(4)                  (27.7)
Pre-Tax Income from
  Continuing Operations      92.1       17.4      14.6                       94.9

Provision for Income Taxes   29.3        7.0               $  2.6 (5)        33.7

  Income from Continuing
        Operations        $  62.8     $ 10.4    $ 14.6     $  2.6       $    61.2



E.P.S.                    $  3.61                                       $ 3.52



Average Shares Outstanding
( In Millions)               17.4                                         17.4



Legend:

(1) Entry to reflect additional depreciation related to the write-up of fixed assets to fair market value.

(2) Entry to reflect additional goodwill amortization as a result of the acquisition based on a forty year amortization period using the straight line method.

(3) Entry to reflect lost interest income on cash assumed to be used for the acquisition.

(4) Entry to reflect interest expense on assumed borrowings for the acquisition.

(5) Assumed tax benefit relating to entries 1, 3 and 4 above.









                                             -25-

                       EXHIBITS LIST AND INDEX



Exhibit                               Filed Herewith Unless
Number        Description             Otherwise Indicated

(2)     Agreement and Plan of         Incorporated by reference
        Merger dated as of            to Exhibit (C) (1) to the
        February 3, 1995 by and       Registrant's Schedule
        among Clark Equipment         14D-1 and Schedule 13D
        Company, Clark Acqui-         dated February 8, 1995
        sition Sub, Inc. and
        Club Car, Inc.

(23)    Consent of Arthur Andersen       -
        LLP


































                                 -26-